EXHIBIT 99.1
ImmunityBio Completes ANKTIVA’s Post-Approval Enrollment of the 100th Patient in
BCG Unresponsive NMIBC CIS Trial and Reports a Complete Response Rate of 71%
with a Durable Duration of Response Ranging Up to 54 Months
•High responder rate associated with a duration of response ranging as long as 54 months in QUILT-3.032 with 100 patients enrolled
•Updated data intended to be submitted as part of a European Medicines Agency (EMA) Submission in Q4 2024
•Complete response data in 100 patients consistent with CR rate of 71% reported for 82 patients published in NEJM
CULVER CITY, Calif., Nov. 19, 2024—ImmunityBio, Inc. (NASDAQ: IBRX), a leading immunotherapy company, today announced compelling new data from its ongoing QUILT 3.032 study. As of November 2024, 100 patients with Bacillus Calmette-Guérin (BCG)-unresponsive non-muscle invasive bladder cancer with carcinoma in situ (NMIBC CIS) have been treated with ANKTIVA® (nogapendekin alfa inbakicept-pmln) in combination with BCG, achieving a 71% complete response (CR) rate. In these responders, the range of durable response extended to 54 months. This data update will be submitted to the European Medicines Agency (EMA) in a Marketing Authorization Application (MAA) for ANKTIVA in the European Union (EU), which is anticipated during Q4 2024.
This significant milestone underscores the potential of ANKTIVA to provide durable responses in patients with limited treatment options. The QUILT 3.032 study is a single-arm, multicenter trial evaluating the safety and efficacy of ANKTIVA plus BCG in patients with BCG-unresponsive NMIBC CIS. The observed 71% CR rate aligns with previous findings reported in the New England Journal of Medicine (NEJM Evidence, Chamie 2022) and reinforces the therapeutic promise of this combination therapy.
“We are encouraged by the consistent complete response rates observed in our expanded patient cohort,” said Patrick Soon-Shiong, M.D., Executive Chairman and Global Chief Scientific and Medical Officer of ImmunityBio. “These results highlight the potential of ANKTIVA to transform the treatment landscape for patients with BCG-unresponsive NMIBC CIS, offering hope for improved outcomes and cystectomy avoidance, especially with the prolonged duration of response now ranging as much as 54 months in this 100-patient analysis. Duration of complete response is the key efficacy element in driving cystectomy avoidance in this BCG-unresponsive population. I am pleased that this updated ANKTIVA data confirms that one of the highest durable responses is achieved when compared to other approved products in this indication.”
The QUILT 3.032 study continues to monitor patients to assess the durability of responses and overall survival outcomes. ImmunityBio remains committed to advancing innovative immunotherapies that harness the body's immune system to combat cancer.

About ANKTIVA
The cytokine interleukin-15 (IL-15) plays a crucial role in the immune system by affecting the development, maintenance, and function of key immune cells—NK and CD8+ killer T cells—that are involved in killing cancer cells. By activating NK cells, ANKTIVA overcomes the tumor escape phase of clones resistant to T cells and restores memory T cell activity with resultant prolonged duration of complete response.
ANKTIVA is a first-in-class IL-15 agonist IgG1 fusion complex, consisting of an IL-15 mutant (IL-15N72D) fused with an IL-15 receptor alpha, which binds with high affinity to IL-15 receptors on NK, CD4+, and CD8+ T cells. This fusion complex of ANKTIVA mimics the natural biological properties of the membrane-bound IL-15 receptor alpha, delivering IL-15 by dendritic cells and drives the activation and proliferation of NK cells with the generation of memory killer T cells that have retained immune memory against these tumor clones. The proliferation of the trifecta of these immune killing cells and the activation of trained immune memory results in immunogenic cell death, inducing a state of equilibrium with durable complete responses. ANKTIVA has improved pharmacokinetic properties, longer persistence in lymphoid tissues, and enhanced anti-tumor activity compared to native, non-complexed IL-15 in-vivo.
About ImmunityBio
ImmunityBio is a vertically-integrated biotechnology company developing next-generation therapies and vaccines that bolster the natural immune system to defeat cancers and infectious diseases. The Company’s range of immunotherapy and cell therapy platforms, alone and together, act to drive and sustain an immune response with the goal of creating durable and safe protection against disease. Designated an FDA Breakthrough Therapy, ANKTIVA is the first FDA-approved immunotherapy for non-muscle invasive bladder cancer CIS that activates natural killer cells, T cells, and memory T cells for a long-duration response. The Company is applying its science and platforms to treating cancers, including the development of potential cancer vaccines, as well as developing immunotherapies and cell therapies that we believe sharply reduce or eliminate the need for standard high-dose chemotherapy. These platforms and their associated product candidates are designed to be more effective, accessible, and easily administered than current standards of care in oncology and infectious diseases. For more information, visit ImmunityBio.com and connect with us on X (Twitter), Facebook, LinkedIn, and Instagram.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding anticipated regulatory submissions and timing thereof, global expansion efforts, clinical trial data and potential results to be drawn therefrom, the development of therapeutics for cancer and infectious diseases, potential benefits to patients, potential treatment outcomes for patients, the described mechanism of action and results and contributions therefrom, potential future uses and applications of ANKTIVA and use in cancer vaccines and across multiple tumor types, and ImmunityBio’s approved product and investigational agents as compared to existing treatment options, among others. Statements in this presentation that are not statements of historical fact are considered forward-looking statements, which are usually identified by the use of words such as “anticipates,” “believes,” “continues,” “goal,” “could,” “estimates,” “scheduled,”

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Contacts:
Investors
Hemanth Ramaprakash, PhD, MBA
ImmunityBio, Inc.
+1 858-746-9289
Hemanth.Ramaprakash@ImmunityBio.com
Media
Sarah Singleton
ImmunityBio
+1 415-290-8045
Sarah.Singleton@ImmunityBio.com